Exhibit 99.2

Report of Independent Auditor

To the Board Trustees and Shareholders of

Wheeler Real Estate Investment Trust, Inc.

We have audited the accompanying Statement of Revenues and Certain Operating Expenses (the “Statement”) of Twin City Crossing (the “Property”) for the year ended December 31, 2011. The Statement is the responsibility of the management of the Property. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K/A of Wheeler Real Estate Investment Trust. Inc. and are not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the Statement referred to above presents fairly, in all material respects, the Revenues and Certain Operating Expenses of the Property for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

March 1, 2013

Twin City Crossing

Statements of Revenues and Certain Operating Expenses

For the Nine Months Ended September 30, 2012 (unaudited) and the Year Ended December 31, 2011

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
	(unaudited)
REVENUES:
Rental Income	$327,043	$440,765
Tenant reimbursements and other income	92,765	84,856

Total Revenues	419,808	525,621

CERTAIN OPERATING EXPENSES:
Property operating	53,684	61,332
Real estate taxes	40,392	56,719
Repairs and maintenance	4,725	4,339
Other	485	242

Total Certain Operating Expenses	99,286	122,632

Excess of Revenues Over Certain Operating Expenses	$320,522	$402,989

See accompanying notes to statements of revenues and certain operating expenses.

Twin City Crossing

Notes to Statements of Revenues and Certain Operating Expenses

For the Nine Months Ended September 30, 2012 (unaudited) and Year ended December 31, 2011

1.	Business

On December 18, 2012, Wheeler Real Estate Investment Trust, Inc., through a subsidiary, acquired Twin City Crossing (the “Property”), a 47,680 square foot grocery-anchored shopping center located in Batesburg-Leesville, South Carolina for a purchase price of approximately $4.50 million. The Property is 100% occupied and is anchored by a BI-LO, LLC, a grocery store. BI-LO occupies 88% of the total rentable square feet of the center through a 10-year lease expiring in December 2021 with six five-year options available.

2.	Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statements have been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

Additionally, the unaudited Statement of Revenues and Certain Operating Expenses for the nine months ended September 30, 2012 has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, it does not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

3.	Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenant whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis as of September 30, 2012 (unaudited) and December 31, 2011:

Tenant	September 30, 2012 (Unaudited)	December 31, 2011
BI-LO, LLC	81.8%	80.9%

The termination, delinquency or nonrenewal of the above tenant may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of September 30, 2012 (unaudited) or December 31, 2011.

The weighted average remaining lease terms for tenants at the property was 9.23 years as of December 31, 2011. Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of December 31, 2011 were as follows:

Years Ending December 31,
2012	$443,090
2013	433,879
2014	425,365
2015	399,530
2016	393,130
Thereafter	1,799,275

$3,894,269

The above schedule takes into consideration all renewals and new leases executed subsequent to December 31, 2011 until the date of this report.